Date:  March 7, 1995





     Robert C. Jaudes (as Chairman of the Board, President and Chief Executive Officer of Laclede Gas Company), and Robert J. Carroll (as Senior Vice President - Finance of Laclede Gas Company), pursuant to resolutions adopted by the Board of Directors on August 28, 1986, which resolutions, among other things, granted to any two executive officers who hold one of the following offices: Chairman of the Board; President; Executive Vice President; or Senior Vice President; the authority to amend any or all of the benefit plans and/or related trust agreements of the Company (collectively the "Plans") to the extent such amendments deal with changes necessary or appropriate: (1) to comply with, or obtain the benefit of, applicable laws and/or regulations, as amended from time to time; (2) to reflect minor or routine administrative factors; (3) to clarify the meaning of any of the provisions of the Plans; and/or (4) to evidence changes in then existing Plans to reflect the interrelationship thereof with newly adopted Plans or amendments to Plans, which newly adopted Plans or amendments affect the terms of such other then existing Plans; do hereby amend the Laclede Gas Company Salary Deferral Savings Plan as set forth in the attached exhibit, such amendment to be effectuated and evidenced by our signatures on said exhibit.






























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

                 AMENDMENTS TO THE LACLEDE GAS COMPANY
                     SALARY DEFERRAL SAVINGS PLAN


1. Subsection (a) of Section 13.1 is amended in its entirety, effective August 28, 1986, as follows:

"(a) The Company reserves the absolute right to modify or amend this Plan in whole or in part, at any time and from time to time, effective as of any specified current, prior or future date, by resolutions adopted by the Company's Board of Directors, or, to the extent delegated by the Board of Directors, by written instruments executed by appropriate officers of the Company and delivered to the Administrator. A certified copy of any resolution by the Board or copy of any other amendment by the Company taking any such action shall promptly be delivered to the Administrator and to the Trustee. This Plan shall not, however, be modified or amended in any manner which would (i) reduce the amount credited to a Participant's Account unless such reduction is required in order to prevent the issuance by the Internal Revenue Service of an adverse determination letter as to the qualified status of the Plan under Code Section 401, or shall be necessary in order to qualify the Trust by which this Plan is funded as exempt from tax under Code Section 501, or to continue the qualified status of such Trust; or (ii) permit any portion of the Fund to be used for or diverted to purposes other than (A) for the exclusive benefit of Participants, their Beneficiaries or estates, and (B) for the administrative expenses of this Plan; or (iii) cause any part of the Fund to revert to the Company (except as provided in clause (i) above or in Section 17.1 of this Plan); or (iv) increase the duties or liabilities of the Trustee without its consent; provided, however, that any modification or amendment which would result in the loss by the Plan of its qualified status under Code
      Section 401, or in the loss by the Trust of its tax exempt status under Code Section 501, shall be retroactively null and void as if such amendment had never been made."

2. Subsection (b) of Section 10.4 is amended in its entirety, effective August 5, 1993, as follows:

      "(b) The loan shall be evidenced by a Promissory Note on a form available from the Payroll Department and approved by the Administrator, shall bear interest at a rate comparable to the prevailing interest rate charged by commercial lenders for similar loans, shall be secured by the Participant's Account, and shall be repayable in installments, by payroll deductions, over a period not to exceed five (5) years from the date of such loan, or not to exceed ten (10) years in the case of a loan for the purchase of the Participant's primary residence. If the Participant is on unpaid leave, payments must be made monthly and must be received by the Payroll Department no later than three (3) workdays before the first calendar day of the month for which the payment is being made. The note





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            shall be subject to repayment in whole or in part at any time without premium or penalty and shall become due and payable in full when the Participant ceases to be an Employee."

3. Subsection (c) of Section 3.1 is amended in its entirety, effective October 1, 1994, as follows:

      "(c) No Employee who is a member of a collective bargaining unit covered by an agreement between employee representatives and the Company shall become a Participant herein if retirement benefits were the subject of good faith bargaining between the employee representative(s) and the Company, except to the extent agreed as a result of such bargaining."


4. The first unnumbered paragraph of Section 2.33 is amended in its entirety, effective October 1, 1994, as follows:

      "A twelve (12) month Service Period, consisting of at least 1,000 hours of service, with the Company, or Related Company as hereinafter defined. All Years of Service, whenever achieved, shall be counted for purposes of determining eligibility to become a Participant."

5. Clause (ii) of subsection (b) of Section 10.3 is amended in its entirety, effective March 1, 1995, as follows:

      "(ii) Payment of tuition, related educational fees, and room and board expenses, for the next twelve (12) months of post-secondary education for the Participant, or the Participant's spouse, children or dependents."

6. A new subclause (viii) is added to subsection (c) of Section 10.3, effective March 1, 1995, as follows:

      "(viii) A Participant who receives a hardship distribution, as provided in this subsection (c), or who has an outstanding loan and receives a new loan to relieve a hardship, as provided in subclause (iv) of this subsection (c), shall not be permitted to make salary deferrals pursuant to this Plan until the first payroll date of the calendar month following the expiration of a twelve (12) month period after receipt of
















                                  Page 38
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              either such hardship distribution or such new loan in lieu of the hardship distribution. The Participant must give the Administrator at least thirty (30) days advance notice to resume salary deferrals."




                                        ROBERT C. JAUDES
                                        -------------------------------
                                        Title:  Chairman, President and
                                                Chief Executive Officer



                                        ROBERT J. CARROLL
                                        -------------------------------
                                        Title:  Senior Vice President -
                                                Finance




































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